Registration Statement No. 333-175065

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FULTON FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	23-2195389
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

One Penn Square
P.O. Box 4887
Lancaster, PA	17604
(Address of principal executive offices)	(Zip Code)

AMENDED AND RESTATED DIRECTORS’ EQUITY PARTICIPATION PLAN
(Formerly the Fulton Financial Corporation 2011 Directors’ Equity Participation Plan)
(Full Title of the Plan)

E. Philip Wenger
Chairman and Chief Executive Officer
Fulton Financial Corporation
One Penn Square
P.O. Box 4887
Lancaster, PA 17604
(Name and address of agent for service)

(717) 291-2411
(Telephone number, including area code, of agent for service)

With a copy to:
Daniel Stolzer, Esq.	Kimberly J. Decker, Esq.
Senior Executive Vice President	Barley Snyder, LLC
and Chief Legal Officer	126 East King Street
Fulton Financial Corporation	Lancaster, Pa 17602
One Penn Square	(717) 299-5201
P.O. Box 4887
Lancaster, PA 17602-2893

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated filer [X]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [ ]
Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [   ]

CALCULATION OF REGISTRATION FEE
Title of securities to be	Amount	Proposed maximum	Proposed maximum	Amount of
registered	to be	offering price per	aggregate offering	registration
	registered	share	price	fee
Common Stock, par value $2.50	(1)	(1)	(1)	(1)

(1) This Post-Effective Amendment No. 1 to Registration Statement No. 333-175065 does not register any additional shares. This Post-Effective Amendment No. 1 pertains to the 500,000 shares registered on Form S-8 Registration Statement No. 333-175065, and the filing fee for those shares was paid when the registration statement was filed on June 22, 2011.

This Amendment No. 1 to the Form S-8 Registration, File No. 333-175065 (the “Registration Statement”) is being filed solely as a result of amendments made to the plan, as amended and restated, that were adopted by the shareholders of the Registrant at its 2019 annual meeting of shareholders.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM I. PLAN INFORMATION.

The documents containing the information specified in Item 1 will be sent or given to employees, directors or others as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

The documents containing the information specified in Part I, Items 1 and 2 will be delivered to each of the participants in accordance with Form S-8 and Rule 428 promulgated under the Securities Act of 1933, as amended. The participants shall be notified by a written statement that, upon written or oral request, they will be provided, without charge, (i) the documents incorporated by reference in Item 3 of Part II of the registration statement, and (ii) other documents required to be delivered pursuant to Rule 428(b). The statement will inform the participants that these documents are incorporated by reference in the Section 10(a) prospectus, and shall include the address (giving title or department) and telephone number to which the request is to be directed.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The Registrant hereby incorporates by reference into this Registration Statement the documents listed in (a) through (c) below:

(a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 2018;

(b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) since the end of the fiscal year covered by the Registrant’s Form 10-K referred to in (a) above; and

(c) The description of the class of securities to be offered which is contained in the Registrant’s Registration Statement on Form 8-A, as filed with the Commission on July 3, 1989, as amended.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

All of the above-referenced documents shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Pennsylvania Code provides that a Pennsylvania corporation may indemnify a director, officer, employee or agent of such corporation subject to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative investigative, by or in the right of such corporation by reason of the fact that he or she is or was a representative of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Article V of the Corporation’s by-laws as amended, provides that the Corporation shall, to the fullest extent permitted under the laws of the Commonwealth of Pennsylvania as now or hereinafter in effect, defend and shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving, at the request of the Corporation , as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), amounts paid in settlement, judgments, and fines actually and reasonably incurred by such person in connection with such claim, action, suit or proceeding.

Article V of the Corporation’s by-laws, as amended, provides that the Corporation may purchase and maintain insurance on behalf of any person with respect to indemnifications. Fulton Financial maintains director and officer liability insurance coverage for its directors and officers and those of its subsidiaries. This coverage insures such persons against certain losses that may be incurred by them in their respective capacities as directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8. EXHIBITS.

4.1	Fulton Financial Corporation Amended and Restated Directors’ Equity Participation Plan (incorporated by reference to Exhibit 10.1 to the Current Report on Form 8-K dated May 21, 2019 and filed May 23, 2019).

23.2	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included as part of the signature page).

ITEM 9. UNDERTAKINGS.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant with the Securities and Exchange Commission pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against policy as expressed in the Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this Amended Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lancaster, Commonwealth of Pennsylvania, on the 18th day of June, 2019.

FULTON FINANCIAL CORPORATION

By:	/s/ E. Philip Wenger
E. Philip Wenger
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Each person whose signature appears below also constitutes and appoints Daniel R. Stolzer and Mark R. McCollom and each of them, his or her true and lawful attorney-in-fact, as agent with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacity, to sign any or all amendments to this Amended Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Jennifer Craighead Carey	Director	June 18, 2019
Jennifer Craighead Carey

/s/ Lisa Crutchfield	Director	June 18, 2019
Lisa Crutchfield

/s/ Denise L. Devine	Director	June 18, 2019
Denise L. Devine

/s/ Steven S. Etter	Director	June 18, 2019
Steven S. Etter

/s/ Patrick J. Freer	Director	June 18, 2019
Patrick J. Freer

Signature	Title	Date

/s/ Carlos E. Graupera	Director	June 18, 2019
Carlos E. Graupera

/s/ George W. Hodges	Director	June 18, 2019
George W. Hodges

/s/ James R. Moxley III	Director	June 18, 2019
James R. Moxley III

/s/ Curtis J. Myers	Director, President and Chief Operating Officer	June 18, 2019
Curtis J. Myers

/s/ Scott A. Snyder	Director	June 18, 2019
Scott A. Snyder

/s/ Ronald H. Spair	Director	June 18, 2019
Ronald H. Spair

/s/ Mark F. Strauss	Director	June 18, 2019
Mark F. Strauss

/s/ Ernest J. Waters	Director	June 18, 2019
Ernest J. Waters

Chairman of the Board, Chief Executive Officer
/s/ E. Philip Wenger	and Director (Principal Executive Officer)	June 18, 2019
E. Philip Wenger

Senior Executive Vice President and Chief
/s/ Mark R. McCollom	Financial Officer (Principal Financial Officer)	June 18, 2019
Mark R. McCollom

Executive Vice President and Controller
/s/ Michael J. DePorter	(Principal Accounting Officer)	June 18, 2019
Michael J. DePorter